Exhibit 99.1

National Bank Holdings Corporation Announces Entry into a $40.0 million
Subordinated Note Purchase Agreement

Company Release – November 5, 2021

DENVER. - (Globe Newswire) - National Bank Holdings Corporation (NYSE: NBHC) (the “Company”) announced today that it has entered into a Subordinated Note Purchase Agreement with an institutional accredited investor, pursuant to which the Company issued and sold a 3.00% fixed-to-floating rate subordinated note due 2031 in the principal amount of $40.0 million (the “Note”). The Note has been structured to qualify as Tier 2 capital under bank regulatory guidelines, and the proceeds from the sale of the Note will be used for general corporate purposes.

The Note will initially bear interest at 3.00% per annum, beginning November 5, 2021 to but excluding November 15, 2026 (or any earlier redemption date), payable semi-annually in arrears. From and including November 15, 2026 to but excluding November 15, 2031 (or any earlier redemption date) the interest rate shall reset quarterly to an interest rate per annum equal to the then current Three-Month Term SOFR (as defined in the Note) plus 203 basis points, payable quarterly in arrears.

The Note has a stated maturity of November 15, 2031. Prior to November 5, 2026, the Company may redeem the Note only under certain limited circumstances set forth in the Note.  Beginning on November 5, 2026 through maturity, the Note may be redeemed, at the Company’s option, on any scheduled interest payment date. Any redemption by the Company would be at a redemption price equal to 100% of the principal amount of the Note being redeemed, together with any accrued and unpaid interest on the Note being redeemed to but excluding the date of redemption. The Note is not subject to redemption at the option of the holder.

Keefe, Bruyette & Woods, A Stifel Company acted as the sole placement agent for the transaction. Wachtell, Lipton, Rosen & Katz served as legal counsel to the Company, and Squire Patton Boggs served as legal counsel to the placement agent.

Aldis Birkans, the Chief Financial Officer said, “We believe the offering of the subordinated note at this attractive cost of capital will give us additional flexibility in the execution of our growth strategies, including the development of a comprehensive digital financial ecosystem for small and medium-sized businesses. We are committed to the pursuit of opportunities that provide NBH optionality and drive shareholder value going forward.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 81 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas, Utah and New Mexico. Its comprehensive residential mortgage banking group primarily serves the bank's core footprint. NBH Bank operates under the following brand names: Community Banks of Colorado and Community Banks Mortgage, a division of NBH Bank, in Colorado, Bank Midwest and Bank Midwest Mortgage in Kansas and Missouri, and Hillcrest Bank and Hillcrest Bank Mortgage in Texas, Utah and New Mexico. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors: Media:

Aldis Birkans, 720-554-6640 Jody Soper, 303-784-5925

Chief Financial Officer Chief Marketing Officer

ir@nationalbankholdings.com Jody.Soper@nbhbank.com

Source: National Bank Holdings Corporation